1505 Tyrell Lane, Boise, ID 83706
Tel: 208.424.1027 Fax: 208.424.1030

TRADING SYMBOLS:	December 21, 2009
In the United States: NYSE Amex: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL ANNUAL GENERAL MEETING

BOISE, Idaho – December 21, 2009 (NYSE AMEX: HTM, TSX: GTH) U.S. Geothermal Inc. (“U.S. Geothermal”), a renewable energy company focused on the production and sale of electricity from geothermal energy, announced a corporate update on business conducted at their Annual General Meeting (“AGM”) held on December 17th at the corporate headquarters in Boise, Idaho. All proposals submitted to shareholders for a vote were approved including renewing the Company’s slate of directors to serve for the coming year; authorizing the retention of BehlerMick P.S. as the Company’s auditor; and approving the 2009 Stock Incentive Plan. In addition, the Board has reappointed the same slate of officers to serve for the year 2010 or until replaced.

Effective December 17, 2009, the Company issued 8,100,000 shares of our common stock (the “Shares”) and warrants (the “Warrants”) to purchase 4,050,000 shares of our common stock to the holders of our August 17, 2009 subscription receipts upon the automatic exercise of such subscription receipts on December 17, 2009. No additional consideration was payable to us upon the exercise. Each Warrant entitles the holder to purchase, subject to adjustment, one share of our common stock at a price of $1.75 per share for a period of 24 months from August 17, 2009.

About U.S. Geothermal:

U.S. Geothermal is a renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada and completed testing a new well as part of its exploration activities at Neal Hot Springs in eastern Oregon.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

Website: www.usgeothermal.com	NYSE AMEX: HTM	TSX: GTH

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the ability to complete the private placement, the use of proceeds of the anticipated offering, drilling plans, or development possibilities at Neal Hot Springs. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com